EXHIBIT 10.9

October 15, 2002

Lori S. Richardson Pellicioni

9040 Alto Cedro Drive

Beverly Hills, CA 90210

Dear Lori:

On behalf of DaVita Inc., I am pleased to finalize the terms of your new position as Vice President, Compliance and Chief Compliance Officer. In this new role, you will report to the DaVita Board of Directors, Joe Mello and me. Your start date has yet to be determined. The following represents the terms and conditions in this regard:

As we discussed, your base salary for this position has been set at $210,000.00 per annum, less standard deductions and authorized withholdings. Your base salary will be reviewed each year during DaVita’s annual salary review. DaVita, in its sole discretion, may increase the base salary as a result of any such review. In addition, you will be eligible to receive an annual performance bonus between zero and $135,000, which will be prorated the first year and is payable in a manner consistent with our practices and procedures. Your position is exempt under the wage and hour laws. You will be paid bi-weekly pursuant to our normal payroll practices. Your status will be that of a regular full-time benefit eligible employee.

You and your family shall be eligible for participation in and receive all benefits under DaVita’s health and welfare benefit plans under the same terms and conditions applicable to DaVita executives at similar levels of compensation and responsibility. A summary of those benefits will be presented to you at the start of your employment.

The Board of Directors has approved that you receive a grant of stock options to purchase 80,000 shares of DaVita stock. Such options will have a five-year term and will vest over a four-year period, one-quarter vesting on each anniversary of the grant. The exercise price will be the closing price on the New York Stock Exchange on the start date of your employment. The options will be reflected in a separate Stock Option Agreement. DaVita is currently in the process of developing an Executive Equity Ownership requirement. Specific details will be communicated when completed. In the meantime, should you have any questions, you can feel free to contact either Rich Whitney, CFO, or myself.

The Company will provide you with a separate indemnification agreement. Our indemnification agreement is currently being reviewed by outside counsel to ensure that it is consistent with the newly enacted federal laws; once that review is completed, we will send the indemnity agreement to you. DaVita also agrees to reimburse you in accordance with its travel and entertainment policies, as well as other business-related expenses, incurred in the performance of your duties. Based upon your estimated travel schedule, DaVita agrees to allow you to purchase coach seats as per our normal travel policy. For trips in excess of three (3) hours, DaVita will reimburse you for upgrades to Business Class. This is subject to change at DaVita’s discretion.

Our offer of employment is conditioned upon your successful completion of a pre-employment drug test, which must be successfully completed before you can start your employment. Please contact Moira Ireland at 310/750-2232 to arrange for a pre-employment drug test, which must be completed before you can start your employment.

This Agreement, separate Stock Option Agreement, Non-Compete/Confidentiality/Non-Solicitation Agreement and provisions relating to termination of employment represent the entire understanding of the parties hereto with respect to your employment and supercedes all prior agreements with respect thereto. This Agreement may not be altered or amended except in writing executed by both parties hereto.

October 15, 2002
Lori S. Richardson Pellicioni	Page 2

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument. Photographic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

In the event that any provision of the Agreement is determined to be illegal, invalid or void for any reason, the remaining provisions hereof shall continue in full force and effect.

If the above terms of employment are acceptable to you, please sign below and return this Agreement to me as soon as possible. In addition, please read and sign the attached Non-Compete/Confidentiality/Non-Solicitation Agreement.

Sincerely,

Kent Thiry

Chief Executive Officer

DaVita Inc.

I accept the position of Vice President, Compliance and Chief Compliance Officer under the terms and conditions outlined above.

Lori S. Richardson Pellicioni	Date

cc: Joe Mello

Chief Operating Officer

Robert D. Armstrong

Vice President, People Services